Exhibit 99.1

Tocagen Reports Second Quarter 2018 Financial and Business Results

-Strong execution of Toca 5 Phase 3 clinical trial with upcoming milestones on track-

-Projected year-end 2018 cash position increased to approximately $70 million-

SAN DIEGO – Aug 7, 2018 – Tocagen Inc. (Nasdaq: TOCA), a clinical-stage, cancer-selective gene therapy company, today reported financial results and business highlights for the second quarter ended June 30, 2018.

“We conclude the mid-point of 2018 on a high note, with robust site activation and enrollment in our Phase 3 Toca 5 clinical trial, a license agreement with ApolloBio for development and commercialization of Toca 511 & Toca FC in the greater China region, and continued progress in our pipeline-expanding R&D efforts,” said Marty Duvall, chief executive officer of Tocagen. “We expect to continue to achieve a number of milestones during the second half of the year, including the completion of enrollment for the Toca 5 clinical trial in patients with recurrent brain cancer and conducting the first of two pre-planned interim analyses of the trial. During the second half of 2018, we also plan to advance our R&D programs to build our gene therapy pipeline.”

Tocagen finished 2017 with $88.7 million in cash and cash equivalents. The cash guidance for 2018, provided early this year, implied a year-end projected cash balance of approximately $40 million. Recent progress has substantially strengthened Tocagen’s cash position to execute, expand and explore the company’s highly differentiated cancer-selective gene therapy platform. Tocagen now expects to conclude 2018 with approximately $70 million in cash and cash equivalents.

Second Quarter 2018 and Recent Highlights

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Closed license agreement with ApolloBio: In July 2018, Tocagen and ApolloBio closed a license agreement to develop and commercialize Toca 511 & Toca FC within the greater China region. Under the terms of the agreement, Tocagen received an initial upfront payment of $16 million, before taxes. Tocagen is eligible to receive additional potential payments of $4 million in near-term development milestones, including completion of enrollment in the ongoing Phase 3 Toca 5 study, and an additional $107 million in development and commercial milestones, plus additional double-digit tiered sales royalties.

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Restructured 2015 venture debt to strengthen cash position: In May 2018, Tocagen entered into an amended and restated loan and security agreement with Oxford Finance and Silicon Valley Bank. Under the agreement, approximately $18 million was added to Tocagen’s cash reserve and may be used to satisfy the company’s future working capital needs and to fund its general business requirements. Additionally, further principal amortization on this debt was deferred until January 2020.

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Presentation and publication of Toca 511 & Toca FC data: At the 2018 American Academy of Neurology (AAN) Annual Meeting and the 2018 American Association of Neurological Surgeons (AANS) Annual Scientific Meeting, research collaborators presented updated durable response data from the Phase 1 study involving patients with recurrent high-grade glioma (rHGG) who received Toca 511 & Toca FC at the time of surgical resection. In May 2018, data were published online in Neuro-Oncology demonstrating the multiyear durable responses observed in rHGG patients treated in the Toca 511 & Toca FC Phase 1 trial. These data will be included in the Neuro-Oncology October print edition to be distributed at the 23rd Annual Scientific Meeting and Education Day of the Society for Neuro-Oncology.

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Advanced Toca 521 as part of pipeline-building strategy: At the 2018 Annual Meeting of The American Society of Gene & Cell Therapy (ASGCT), research collaborators introduced Toca 521, a retroviral replicating vector expressing a single-chain variable fragment targeting PD-L1. The preclinical data demonstrate Toca 521 has robust, durable and highly selective anti-tumor activity superior to systemically administered anti-PD-1 or anti-PD-L1 monoclonal antibodies. These data inform Tocagen’s plans to advance Toca 521 into investigational new drug application (IND) enabling studies this year.

Second Quarter 2018 Financial Results

Research and Development (R&D) Expenses: R&D expenses were $12.8 million for the quarter ended June 30, 2018, compared to $6.6 million for the quarter ended June 30, 2017. The increase in R&D expenses in 2018 was primarily driven by higher costs to support the expanded Toca 5 trial, manufacturing activities related to Toca 511 & Toca FC, and personnel and related costs due to increased headcount.

General and Administrative (G&A) Expenses: G&A expenses were $2.6 million for the quarter ended June 30, 2018, compared to $2.0 million for the quarter ended June 30, 2017. The increase in G&A expenses was primarily due to increased stock-based compensation expense.

Net Loss: Net loss was $16.1 million, or $0.81 per common share (basic and diluted), for the quarter ended June 30, 2018, compared to a net loss of $9.1 million, or $0.56 per common share (basic and diluted), for the quarter ended June 30, 2017. The 2018 calculation is based on 19.9 million average common shares outstanding for the second quarter of 2018, compared to 16.3 million average common shares outstanding for the second quarter of 2017. The average common shares outstanding for the second quarter of 2017 includes the issuance of 9.8 million common shares, as well as the conversion of convertible preferred stock and convertible promissory notes into 7.8 million common shares, upon Tocagen’s initial public offering in April 2017.

2018 Six-Month Results

R&D Expenses: R&D expenses were $23.2 million for the six months ended June 30, 2018 compared to $13.3 million for the six months ended June 30, 2017. Similar to the second quarter results, the R&D expenses primarily reflect increased costs to support the expanded Toca 5 Phase 3 clinical trial, manufacturing activities related to Toca 511 & Toca FC, and personnel and related costs due to increased headcount.

G&A Expenses: G&A expenses were $5.0 million for the six months ended June 30, 2018 compared to $4.0 million for the first six months ended June 30, 2017, with the increase primarily driven by higher stock-based compensation expense.

Net Loss: Net loss for the first six months ended June 30, 2018 was $29.0 million, or $1.45 per common share (basic and diluted), compared to a net loss of $18.1 million, or $1.95 per common share (basic and diluted), for the six months ended June 30, 2017. This calculation is based on 19.9 million average common shares outstanding for the six months ended June 30, 2018, compared to 9.3 million average shares outstanding for the same period in 2017.

Cash Position and Guidance

Cash, cash equivalents and marketable securities were $79.5 million at June 30, 2018 compared to $88.7 million at December 31, 2017. The decrease of approximately $10 million reflects the use of $29 million of cash during the six months ended June 30, 2018, partially offset by the net proceeds of approximately $18 million from the restructured debt and a $1 million installment payment from ApolloBio. Subsequent to the end of the second quarter, Tocagen closed its license agreement with ApolloBio and received a total upfront payment of $16 million before applicable China taxes. Tocagen reiterates its annual cash burn guidance and continues to estimate the total cash used in 2018 to fund operations, capital expenditures and debt amortization will not exceed $50 million, resulting in a year-end cash balance of approximately $70 million.

About Toca 511 & Toca FC

Tocagen's lead product candidate is a two-part cancer-selective immunotherapy comprised of an investigational biologic, Toca 511 and an investigational small molecule, Toca FC. Toca 511 (vocimagene amiretrorepvec) is a retroviral replicating vector (RRV) that selectively infects cancer cells and delivers a gene for the enzyme, cytosine deaminase (CD). Through this targeted delivery, infected cancer cells carry the CD gene and produce CD. Toca FC is an orally administered, extended-release formulation of the prodrug, 5-fluorocytosine (5-FC), which is converted into an anti-cancer drug, 5-fluorouracil (5-FU), when it encounters CD. 5-FU kills cancer cells and immune-suppressive myeloid cells in the tumor microenvironment resulting in anti-cancer immune activation and subsequent tumor killing.

About Tocagen Inc.

Tocagen is a clinical-stage, cancer-selective gene therapy company developing first-in-class, broadly applicable product candidates designed to activate a patient's immune system against their own cancer. Tocagen's lead investigational product candidate, Toca 511 & Toca FC, is under evaluation in a pivotal Phase 3 trial for recurrent high grade glioma (HGG), a disease with significant unmet medical need. The U.S. Food and Drug Administration (FDA) has granted Toca 511 & Toca FC Breakthrough Therapy Designation for the treatment of recurrent HGG and the European Medicines Agency (EMA) has granted Toca 511 PRIME (PRIority MEdicines) designation for the treatment of glioma. For more information about Tocagen, visit www.tocagen.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our business plans and objectives, expectations regarding the site activation, enrollment, timing and success of our clinical trials and planned clinical trials, expectations regarding our preclinical research and development activities, expectations regarding our use of cash and cash on hand at the end of the year, plans related to development of our current and future product candidates in additional indications, and expectations regarding near term payments from our partner in the greater China region. Risks that contribute to the uncertain nature of the forward-looking statements include: the success, cost and timing of our product candidate development activities and planned clinical trials; our ability to execute on our strategy; the ability of our China partner to receive the necessary government approvals to make the required payments to us; regulatory developments in the United States and foreign countries; and our estimates regarding expenses, future revenue and capital requirements. These and other risks and uncertainties are described more fully under the caption "Risk Factors" and elsewhere in Tocagen's filings and reports with the United States Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Tocagen undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

TOCAGEN INC.

CONDENSED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
	2018	2017
	(unaudited)
Cash, cash equivalents and marketable securities	$79,461	$88,725
Prepaid expenses and other assets	7,875	3,348
Total assets	$87,336	$92,073
Current liabilities	13,766	17,330
Notes payable and other long-term liabilities	27,481	3,661
Total stockholders’ equity	46,089	71,082
Total liabilities and stockholders’ equity	$87,336	$92,073

TOCAGEN INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
License revenue	$9	$10	$18	$21
Operating expenses:
Research and development	12,763	6,632	23,199	13,256
General and administrative	2,573	2,030	4,992	3,970
Total operating expenses	15,336	8,662	28,191	17,226
Loss from operations	(15,327)	(8,652)	(28,173)	(17,205)
Other expense, net	(762)	(414)	(796)	(934)
Net loss	$(16,089)	$(9,066)	$(28,969)	$(18,139)
Net loss per common share, basic and diluted	$(0.81)	$(0.56)	$(1.45)	$(1.95)
Weighted-average number of common shares outstanding, basic and diluted	19,922,355	16,330,996	19,914,159	9,308,386

Media Contact:
Pam Lord
Canale Communications
(619) 849-6003
pam@canalecomm.com

Investor Contact:

Elizabeth Broder

Endurance Advisors

ebroder@enduranceadvisors.com